Ex. 99.28(e)(1)(ii)

FIRST AMENDMENT TO
THE DISTRIBUTION AGREEMENT
BETWEEN PPM FUNDS AND
JACKSON NATIONAL LIFE DISTRIBUTORS LLC.

This Amendment is made as of September 28, 2019 (the “Effective Date”) and amends Schedule A to the Distribution Agreement dated February 15, 2018 (the “Agreement”) between PPM Funds, a Massachusetts business trust (the “Trust”) and Jackson National Life Distributors LLC (“JNLD”) (together, the “Parties”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies;

Whereas, the Board of Trustees of the Trust has approved the liquidation and termination of the following Funds (the “Liquidated Funds”), effective September 18, 2019 (collectively, the “Fund Liquidations”):

1)	PPM Credit Fund; and

2)	PPM Strategic Income Fund.

Whereas, pursuant to the Board approval of the Fund Liquidations, as outlined above, the Parties have agreed to amend the Agreement, effective September 18, 2019, to update Schedule A to remove the Liquidated Funds.
Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:
1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with the Amended and Restated Schedule A dated September 18, 2019, attached hereto.

2.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.
PPM Funds

By:	/s/ Mark Mandich
Name:	Mark Mandich
Title:	President and Chief Executive Officer

Jackson National Life Distributors LLC

By:	/s/ Scott Golde
Name:
Title:

Amended and Restated
Schedule A

Effective September 18, 2019

List of Funds

PPM Core Plus Fixed Income Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund